Exhibit 99.1

Landsea Homes Reports Third Quarter 2023 Results

Third Quarter 2023 Highlights

•Net income attributable to Landsea Homes of $8.6 million, or $0.22 per diluted share
•Pretax income of $12.5 million
•Total revenue of $277.3 million
•Adjusted Net Income of $11.7 million, or $0.30 per diluted share
•Net new home orders of 486, an 89% year-over-year increase
•Adjusted EBITDA of $28.7 million
•Book value per share of $17.28
•Repurchased 1,392,000 shares of common stock for $13.7 million

Dallas, Texas – November 2, 2023 – Landsea Homes Corporation (Nasdaq: LSEA) (“Landsea Homes” or the “Company”), a publicly traded homebuilder, reported financial results for the third quarter ended September 30, 2023. For the quarter, the Company reported pretax income of $12.5 million, and net income of $8.6 million, or $0.22 per share. Reported pretax income for the prior year period was $25.3 million with net income of $20.0 million, or $0.49 per share. Adjusted net income (a non-GAAP measure) was $11.7 million or $0.30 per share. For the prior year period adjusted net income was $27.6 million, or $0.69 per share.

Management Commentary

“The new home market continued to show impressive resiliency in the face of rising mortgage rates in the third quarter of 2023, thanks to a motivated buyer population and a lack of existing home supply”, said John Ho, Landsea Homes’ Chief Executive Officer. “We are pleased with this quarter’s results and feel we are in a great position to end 2023 on a strong note. Net new orders for the quarter increased 89% year-over-year on a sales pace of 2.7 homes per community per month, as we saw an improvement in both gross order activity and cancellations. We also saw a significant improvement in building conditions in the third quarter, which led to better cycle times and an easing of cost pressures. We believe the gains we’ve made on this front are sustainable and expect our cycle times to return to pre-Covid levels in the new year.”

Mr. Ho continued, “We believe that it is important to continue balancing our investments in the business with shareholder-friendly actions that reflect the strength of our business and our commitment to creating long-term shareholder value. To that end, our board has approved a $20 million share repurchase authorization, which we plan to deploy over the next twelve months. We believe our stock is undervalued at its current share price and look forward to buying our shares at a meaningful discount to book value and boosting our earnings per share through this repurchase

Landsea Homes Corporation
Consolidated Balance Sheets - Unaudited
program. This quarter we repurchased 1.4 million shares for $13.7 million, bringing our year-to date repurchases to 2.4 million shares for $21.2 million.”

Mr. Ho concluded, “We believe that our High-Performance Homes series gives us a distinct advantage over the competition, particularly with the large and growing Millennial buyer segment. We are also confident in our leadership team’s ability to execute well and compete in a high interest rate environment. As a result, we remain very optimistic about the future of Landsea Homes.”

Operating Results

Total revenue was $277.3 million in the third quarter, down 17.4% compared to the third quarter of 2022, primarily driven by a 17.5% decrease in homes closed and a 4.2% decrease in average sales price.

New homes delivered totaled 448 homes at an average sales price of $576,000 compared to 543 homes delivered at an average sales price of $601,000 in the third quarter of 2022.

Net new home orders were 486 homes with a dollar value of $285.0 million, an average sales price of $587,000 and a monthly absorption rate of 2.7 sales per active community. This compares to 257 homes with a dollar value of $165.5 million, an average sales price of $644,000 and a monthly absorption rate of 1.5 sales per active community in the prior year period. As a percentage of gross orders, cancellations equaled 9.0% as compared to 11.0% in the prior quarter and 37.8% a year ago.

Total homes in backlog were 760 homes with a dollar value of $482.7 million and an average sales price of $635,000 at September 30, 2023. This compares to 1,285 homes with a dollar value of $741.1 million and an average sales price of $577,000 at September 30, 2022.

Total lots owned or controlled at September 30, 2023, were 11,203 compared to 12,410 at September 30, 2022. We continue to pursue an asset-light strategy, controlling 55% of our lots at the end of the third quarter of 2023 versus 45% owned.

Home sales gross margin was 18.7% compared to 20.9% in the prior year period. Adjusted home sales gross margin (a non-GAAP measure) was 24.0% compared to 27.2% in the prior year period. The decrease was primarily attributed to the increase in sales discounts and incentives.

Net income attributable to Landsea Homes was $8.6 million compared to $20.0 million in the prior year period. Adjusted net income attributable to Landsea Homes (a non-GAAP measure) was $11.7 million compared to $27.6 million in the prior year period. Net income per share on a fully diluted basis was $0.22 compared to $0.49 in the third quarter of 2022. Adjusted net income per share (a non-GAAP measure) on a fully diluted basis was $0.30 compared to $0.69 in the third quarter of 2022.

Adjusted EBITDA (a non-GAAP measure) was $28.7 million compared to $47.4 million in the prior year period.

Landsea Homes Corporation
Consolidated Balance Sheets - Unaudited
Balance Sheet

As of September 30, 2023, the Company had total liquidity of $389.4 million consisting of cash and cash equivalents and cash held in escrow of $144.4 million and $245.0 million in availability under the Company’s $675.0 million unsecured revolving credit facility. Total debt was $552.4 million compared to $505.4 million at December 31, 2022.

Landsea Homes’ ratio of debt to capital was 44.1% at September 30, 2023, and the Company’s net debt to total capital (a non-GAAP measure) was 32.5% at September 30, 2023.

2023 Outlook

•New home deliveries anticipated to be in the range of 1,900 to 2,100
•Delivery ASPs expected to be in the range of $550,000 to $560,000
•Home sales gross margin to be approximately 18%

Conference Call

The Company will hold a conference call today at 9:00 a.m. Central Time (10:00 a.m. Eastern time) to discuss its third quarter 2023 results.

•Toll-free dial-in number: 1-844-825-9789
•International dial-in number: 1-412-317-5180

The conference call will be broadcast live and available for replay here and via the Investors section of the Landsea Homes website at https://ir.landseahomes.com/.

A replay of the conference call will be available after 1:00 p.m. Eastern time on the same day through the same time on November 16, 2023.

Replay Details:

•Toll-free replay number: 1-844-512-2921
•International replay number: 1-412-317-6671
•Replay ID: 10183593

About Landsea Homes Corporation

Landsea Homes Corporation (Nasdaq: LSEA) is a publicly traded residential homebuilder based in Dallas, Texas that designs and builds best-in-class homes and sustainable master-planned communities in some of the nation’s most desirable markets. The company has developed homes and communities in New York, Boston, New Jersey, Arizona, Colorado, Florida, Texas and throughout California in Silicon Valley, Los Angeles, and Orange County. Landsea Homes was named the 2022 winner of the prestigious Builder of the Year award, presented by BUILDER magazine, in recognition of a historical year of transformation.

Landsea Homes Corporation
Consolidated Balance Sheets - Unaudited

An award-winning homebuilder that builds suburban, single-family detached and attached homes, mid-and high-rise properties, and master-planned communities, Landsea Homes is known for creating inspired places that reflect modern living and provides homebuyers the opportunity to “Live in Your Element.” Our homes allow people to live where they want to live, how they want to live – in a home created especially for them.

Driven by a pioneering commitment to sustainability, Landsea Homes’ High Performance Homes are responsibly designed to take advantage of the latest innovations with home automation technology supported by Apple®. Homes include features that make life easier and provide energy savings that allow for more comfortable living at a lower cost through sustainability features that contribute to healthier living for both homeowners and the planet.

Led by a veteran team of industry professionals who boast years of worldwide experience and deep local expertise, Landsea Homes is committed to positively enhancing the lives of our homebuyers, employees, and stakeholders by creating an unparalleled lifestyle experience that is unmatched.

For more information on Landsea Homes, visit: www.landseahomes.com.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws, including, but not limited to, our expectations for future financial performance, business strategies or expectations for our business. These statements constitute projections, forecasts, and forward-looking statements, and are not guarantees of performance. Landsea Homes cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Words such as “may,” “can,” “should,” “will,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target,” “look” or similar expressions may identify forward-looking statements. Specifically, forward-looking statements may include statements relating to the future financial performance of Landsea Homes; changes in the market for Landsea Homes’ products and services; and other expansion plans and opportunities.

These forward-looking statements are based on information available as of the date of this press release and our management’s current expectations, forecasts, and assumptions, and involve a number of judgments, risks and uncertainties that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

These risks and uncertainties include, but are not limited to, the risk factors described by Landsea Homes in its filings with the Securities and Exchange Commission (“SEC”). These risk factors and those identified elsewhere in this press release, among others, could cause actual results to differ materially from historical performance and include, but are not limited to:
•the cyclical nature of our industry and the possibility that adverse changes in general and local economic conditions could reduce the demand for homes;
•our ability to develop communities successfully and in a timely manner;

Landsea Homes Corporation
Consolidated Balance Sheets - Unaudited
•changes in the terms and availability of mortgage financing, interest rates, federal lending programs, and tax laws, affecting the demand for and the ability of our homebuyers to complete the purchase of a home;
•our geographic concentration, which could materially and adversely affect us if the homebuilding industry in our current markets should experience a decline;
•the potential for adverse weather and geological conditions to increase costs, cause project delays or reduce consumer demand for housing;
•our ability to promptly sell one or more properties for reasonable prices in response to changing economic, financial and investment conditions, and the risk that we may be forced to hold non-income producing properties for extended periods of time;
•our reliance on third-party skilled labor, suppliers and long supply chains;
•the dependence of our long-term sustainability and growth upon our ability to acquire lots that are either developed or have the approvals necessary for us to develop them; and
•the other risks and uncertainties indicated in Landsea Homes’ SEC reports or documents filed or to be filed with the SEC by Landsea Homes.

Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and you should not place undue reliance on these forward-looking statements in deciding whether to invest in our securities. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Stock Repurchase

Purchases of common stock pursuant to this authority may be made in open market transactions effected through a broker-dealer at prevailing market prices, in block trades, or by other means in accordance with federal securities laws, including pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended. The Company is not obligated to repurchase any specific number or amount of shares of common stock, and it may modify, suspend or discontinue the program at any time. The Company will determine the timing and amount of repurchase in its discretion based on a variety of factors, such as the market price of the Company’s common stock, corporate requirements, general market economic conditions and legal requirements.

###

Landsea Homes Corporation
Consolidated Balance Sheets - Unaudited

Investor Relations Contact:
Drew Mackintosh
Mackintosh Investor Relations, LLC
drew@mackintoshir.com
(310) 924-9036

Media Contact:
Annie Noebel
Cornerstone Communications
anoebel@cornerstonecomms.com
(949) 449-2527

Landsea Homes Corporation
Consolidated Balance Sheets - Unaudited

	September 30, 2023	December 31, 2022
	(dollars in thousands)
Assets
Cash and cash equivalents	$133,491	$123,634
Cash held in escrow	10,956	17,101
Real estate inventories	1,155,661	1,093,369
Due from affiliates	4,232	3,744
Goodwill	68,639	68,639
Other assets	104,108	134,009
Total assets	$1,477,087	$1,440,496

Liabilities
Accounts payable	$72,287	$74,445
Accrued expenses and other liabilities	150,079	149,426
Due to affiliates	881	884
Line of credit facility, net	317,010	505,422
Senior notes, net	235,383	—
Total liabilities	775,640	730,177

Commitments and contingencies

Equity
Stockholders’ equity:
Preferred stock, $0.0001 par value, 50,000,000 shares authorized, none issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	—	—
Common stock, $0.0001 par value, 500,000,000 shares authorized, 41,382,453 issued and 37,795,191 outstanding as of September 30, 2023, 42,110,794 issued and 40,884,268 outstanding as of December 31, 2022	4	4
Additional paid-in capital	477,837	497,598
Retained earnings	175,109	158,348
Total stockholders’ equity	652,950	655,950
Noncontrolling interests	48,497	54,369
Total equity	701,447	710,319
Total liabilities and equity	$1,477,087	$1,440,496

Landsea Homes Corporation
Consolidated Statements of Operations - Unaudited

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(dollars in thousands, except per share amounts)
Revenue
Home sales	$258,062	$326,496	$790,199	$975,269
Lot sales and other	19,286	9,089	22,133	45,222
Total revenues	277,348	335,585	812,332	1,020,491

Cost of sales
Home sales	209,753	258,362	647,642	770,220
Lot sales and other	13,309	10,737	15,770	40,546
Total cost of sales	223,062	269,099	663,412	810,766

Gross margin
Home sales	48,309	68,134	142,557	205,049
Lot sales and other	5,977	(1,648)	6,363	4,676
Total gross margin	54,286	66,486	148,920	209,725

Sales and marketing expenses	16,930	21,063	51,672	64,366
General and administrative expenses	25,463	21,111	74,223	70,734
Total operating expenses	42,393	42,174	125,895	135,100

Income from operations	11,893	24,312	23,025	74,625

Other income (loss), net	656	990	2,770	(654)
Loss on remeasurement of warrant liability	—	—	—	(7,315)
Pretax income	12,549	25,302	25,795	66,656

Provision for income taxes	3,066	4,021	6,323	17,460

Net income	9,483	21,281	19,472	49,196
Net income attributable to noncontrolling interests	887	1,311	2,711	1,226
Net income attributable to Landsea Homes Corporation	$8,596	$19,970	$16,761	$47,970

Income per share:
Basic	$0.22	$0.49	$0.43	$1.10
Diluted	$0.22	$0.49	$0.42	$1.09

Weighted average common shares outstanding:
Basic	38,336,100	39,935,152	39,402,507	42,768,269
Diluted	38,440,392	40,097,269	39,549,035	42,943,871

Home Deliveries and Home Sales Revenue

	Three Months Ended September 30,
	2023			2022			% Change
	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP
	(dollars in thousands)
Arizona	115	$50,314	$438	154	$69,690	$453	(25)%	(28)%	(3)%
California	115	103,982	904	128	118,978	930	(10)%	(13)%	(3)%
Florida	218	103,766	476	243	103,086	424	(10)%	1%	12%
Metro New York	—	—	N/A	11	28,132	2,557	N/A	N/A	N/A
Texas	—	—	N/A	7	6,610	944	N/A	N/A	N/A
Total	448	$258,062	$576	543	$326,496	$601	(17)%	(21)%	(4)%

	Nine Months Ended September 30,
	2023			2022			% Change
	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP
	(dollars in thousands)
Arizona	445	$193,438	$435	451	$200,881	$445	(1)%	(4)%	(2)%
California	315	270,756	860	389	342,217	880	(19)%	(21)%	(2)%
Florida	694	320,162	461	766	318,711	416	(9)%	—%	11%
Metro New York	1	1,649	1,649	43	95,758	2,227	(98)%	(98)%	(26)%
Texas	4	4,194	1,049	18	17,702	983	(78)%	(76)%	7%
Total	1,459	$790,199	$542	1,667	$975,269	$585	(12)%	(19)%	(7)%
Net New Home Orders, Dollar Value of Orders, and Monthly Absorption Rates

	Three Months Ended September 30,
	2023				2022				% Change
	Homes	Dollar Value	ASP	Monthly Absorption Rate	Homes	Dollar Value	ASP	Monthly Absorption Rate	Homes	Dollar Value	ASP	Monthly Absorption Rate
	(dollars in thousands)
Arizona	136	$59,444	$437	2.7	38	$15,397	$405	0.8	258%	286%	8%	238%
California	140	128,352	917	4.1	68	56,460	830	1.8	106%	127%	10%	128%
Florida	210	97,245	463	2.3	134	70,973	530	1.8	57%	37%	(13%)	28%
Metro New York	—	—	N/A	—	7	13,472	1,925	2.3	N/A	N/A	N/A	N/A
Texas	—	—	N/A	—	10	9,172	917	1.7	N/A	N/A	N/A	N/A
Total	486	285,041	$587	2.7	257	165,474	$644	1.5	89%	72%	(9)%	80%

	Nine Months Ended September 30,
	2023				2022				% Change
	Homes	Dollar Value	ASP	Monthly Absorption Rate	Homes	Dollar Value	ASP	Monthly Absorption Rate	Homes	Dollar Value	ASP	Monthly Absorption Rate
	(dollars in thousands)
Arizona	474	$201,452	$425	3.2	310	$154,420	$498	2.6	53%	30%	(15)%	23%
California	520	446,045	858	4.9	357	330,705	926	3.4	46%	35%	(7)%	44%
Florida	551	240,269	436	2.1	728	350,029	481	3.0	(24)%	(31)%	(9)%	(30)%
Metro New York	—	—	N/A	—	20	50,662	2,533	2.2	N/A	N/A	N/A	N/A
Texas	4	4,194	1,049	1.5	17	16,268	957	0.8	(76)%	(74)%	10%	88%
Total	1,549	$891,960	$576	3.0	1,432	$902,084	$630	2.9	8%	(1)%	(9)%	3%
Average Selling Communities

	Three Months Ended September 30,			Nine Months Ended September 30,
	2023	2022	% Change	2023	2022	% Change
Arizona	17.0	16.3	4%	16.7	13.1	27%
California	11.3	12.3	(8)%	11.8	11.7	1%
Florida	31.0	25.3	23%	29.5	26.9	10%
Metro New York	—	1.0	(100)%	—	1.0	(100)%
Texas	—	2.0	(100)%	0.3	2.3	(87)%
Total	59.3	57.0	4%	58.3	55.0	6%
Backlog

	September 30, 2023			September 30, 2022			% Change
	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP
	(dollars in thousands)
Arizona	134	$58,000	$433	281	$134,771	$480	(52)%	(57)%	(10)%
California	284	253,735	893	224	214,864	959	27%	18%	(7)%
Florida	342	171,004	500	767	374,953	489	(55)%	(54)%	2%
Metro New York	—	—	N/A	2	5,591	2,796	N/A	N/A	N/A
Texas	—	—	N/A	11	10,914	992	N/A	N/A	N/A
Total	760	$482,739	$635	1,285	$741,093	$577	(41)%	(35)%	10%

Lots Owned or Controlled

	September 30, 2023			September 30, 2022
	Lots Owned	Lots Controlled	Total	Lots Owned	Lots Controlled	Total	% Change
Arizona	1,833	1,534	3,367	2,302	2,191	4,493	(25)%
California	718	1,415	2,133	628	1,948	2,576	(17)%
Florida	2,388	1,606	3,994	2,420	1,978	4,398	(9)%
Metro New York	2	—	2	7	—	7	(71)%
Texas	130	1,577	1,707	18	918	936	82%
Total	5,071	6,132	11,203	5,375	7,035	12,410	(10)%
Home Sales Gross Margins
Home sales gross margin measures the price achieved on delivered homes compared to the costs needed to build the home. In the following table, we calculate gross margins adjusting for interest in cost of sales, inventory impairments, and purchase price accounting for acquired work in process inventory. This non-GAAP financial measure should not be used as a substitute for the Company's operating results in accordance with GAAP. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. We believe the below information is meaningful as it isolates the impact that indebtedness, impairments, and acquisitions have on our gross margins and allows for comparability to previous periods and competitors.

	Three Months Ended September 30,
	2023	%	2022	%
	(dollars in thousands)
Home sales revenue	$258,062	100.0%	$326,496	100.0%
Cost of home sales	209,753	81.3%	258,362	79.1%
Home sales gross margin	48,309	18.7%	68,134	20.9%
Add: Interest in cost of home sales	9,713	3.8%	10,138	3.1%
Add: Real estate inventories impairment	—	—%	—	—%
Adjusted home sales gross margin excluding interest and real estate inventories impairment	58,022	22.5%	78,272	24.0%
Add: Purchase price accounting for acquired inventory	3,865	1.5%	10,612	3.3%
Adjusted home sales gross margin excluding interest, real estate inventories impairment, and purchase price accounting for acquired inventory	$61,887	24.0%	$88,884	27.2%

	Nine Months Ended September 30,
	2023	%	2022	%
	(dollars in thousands)
Home sales revenue	$790,199	100.0%	$975,269	100.0%
Cost of home sales	647,642	82.0%	770,220	79.0%
Home sales gross margin	142,557	18.0%	205,049	21.0%
Add: Interest in cost of home sales	21,531	2.7%	31,224	3.2%
Add: Real estate inventories impairment	4,700	0.6%	—	—%
Adjusted home sales gross margin excluding interest and real estate inventories impairment	168,788	21.4%	236,273	24.2%
Add: Purchase price accounting for acquired inventory	14,060	1.8%	41,162	4.2%
Adjusted home sales gross margin excluding interest, real estate inventories impairment, and purchase price accounting for acquired inventory	$182,848	23.1%	$277,435	28.4%
EBITDA and Adjusted EBITDA
The following table presents EBITDA and Adjusted EBITDA for the three months ended September 30, 2023 and 2022. Adjusted EBITDA is a non-GAAP financial measure used by management in evaluating operating performance. We define Adjusted EBITDA as net income before (i) income tax expense (benefit), (ii) interest expenses, (iii) depreciation and amortization, (iv) inventory impairments, (v) purchase accounting adjustments for acquired work in process inventory related to business combinations, (vi) loss (gain) on debt extinguishment or forgiveness, (vii) transaction costs related to the Merger and business combinations, (viii) write-off of deferred offering costs, (ix) abandoned projects costs, (x) the impact of income or loss allocations from our unconsolidated joint ventures, and (xi) loss on remeasurement of warrant liability. We believe Adjusted EBITDA provides an indicator of general economic performance that is not affected by fluctuations in interest, effective tax rates, levels of depreciation and amortization, and items considered to be non-recurring. The economic activity related to our unconsolidated joint ventures is not core to our operations and is the reason we have excluded those amounts. Accordingly, we believe this measure is useful for comparing our core operating performance from period to period. Our presentation of Adjusted EBITDA should not be considered as an indication that our future results will be unaffected by unusual or non-recurring items.

	Three Months Ended September 30,
	2023	2022
	(dollars in thousands)
Net income	$9,483	$21,281
Provision for income taxes	3,066	4,021
Interest in cost of sales	10,006	10,150
Depreciation and amortization expense	1,221	1,382
EBITDA	23,776	36,834
Purchase price accounting in cost of home sales	3,865	10,612
Transaction costs	600	—
Abandoned project costs	433	—
Equity in net income of unconsolidated joint ventures, excluding interest relieved	—	(70)
Adjusted EBITDA	$28,674	$47,376

	Nine Months Ended September 30,
	2023	2022
	(dollars in thousands)
Net income	$19,472	$49,196
Provision for income taxes	6,323	17,460
Interest in cost of sales	21,878	31,276
Interest relieved to equity in net income of unconsolidated joint ventures	—	70
Depreciation and amortization expense	3,778	4,445
EBITDA	51,451	102,447
Real estate inventories impairment	4,700	—
Purchase price accounting in cost of home sales	14,060	41,162
Transaction costs	633	1,205
Write-off of offering costs	436	—
Abandoned project costs	745	—
Equity in net income of unconsolidated joint ventures, excluding interest relieved	—	(209)
Loss on debt extinguishment or forgiveness	—	2,496
Loss on remeasurement of warrant liability	—	7,315
Adjusted EBITDA	$72,025	$154,416
Adjusted Net Income
Adjusted Net Income attributable to Landsea Homes is a non-GAAP financial measure that we believe is useful to management, investors and other users of our financial information in evaluating and understanding our operating results without the effect of certain expenses that were historically pushed down by our parent company and other non-recurring items. We believe excluding these items provides a more comparable assessment of our financial results from period to period. Adjusted Net Income attributable to Landsea Homes is calculated by excluding the effects of related party interest that was pushed down by our parent company, purchase accounting adjustments for acquired work in process inventory related to business combinations, the impact from our unconsolidated joint ventures, Merger related transaction costs, loss (gain) on debt extinguishment or forgiveness, inventory impairment, and loss on remeasurement of warrant liability, and tax-effected using a blended statutory tax rate. The economic activity related to our unconsolidated joint ventures is not core to our operations and is the reason we have excluded those amounts. We also adjust for the expense of related party interest pushed down from our parent company as we have no obligation to repay the debt and related interest.

	Three Months Ended September 30,
	2023	2022
	(dollars in thousands, except share and per share amounts)
Net income attributable to Landsea Homes Corporation	$8,596	$19,970

Pre-Merger capitalized related party interest included in cost of sales	324	714
Equity in net income of unconsolidated joint ventures	—	(70)
Purchase price accounting for acquired inventory	3,865	10,612
Total adjustments	4,189	11,256
Tax-effected adjustments (1)	3,088	8,270

Adjusted net income attributable to Landsea Homes Corporation	$11,684	$28,240

Net income attributable to Landsea Homes Corporation	$8,596	$19,970
Less: undistributed earnings allocated to participating shares	—	(487)
Net income attributable to common stockholders	$8,596	$19,483

Adjusted net income attributable to Landsea Homes Corporation	$11,684	$28,240
Less: adjusted undistributed earnings allocated to participating shares	—	(689)
Adjusted net income attributable to common stockholders	$11,684	$27,551

Earnings per share
Basic	$0.22	$0.49
Diluted	$0.22	$0.49

Adjusted earnings per share
Basic	$0.30	$0.69
Diluted	$0.30	$0.69

Weighted average common shares outstanding used in EPS - basic	38,336,100	39,935,152
Weighted average common shares outstanding used in EPS - diluted	38,440,392	40,097,269
(1)    Our tax-effected adjustments are based on our federal rate and a blended state rate adjusted for certain discrete items.

	Nine Months Ended September 30,
	2023	2022
	(dollars in thousands, except share and per share amounts)
Net income attributable to Landsea Homes Corporation	$16,761	$47,970

Real estate inventories impairment	4,700	—
Pre-Merger capitalized related party interest included in cost of sales	1,587	3,831
Equity in net income of unconsolidated joint ventures	—	(139)
Purchase price accounting for acquired inventory	14,060	41,162
Loss on debt extinguishment or forgiveness	—	2,496
Loss on remeasurement of warrant liability	—	7,315
Total adjustments	20,347	54,665
Tax-effected adjustments (1)	14,997	44,599

Adjusted net income attributable to Landsea Homes Corporation	$31,758	$92,569

Net income attributable to Landsea Homes Corporation	$16,761	$47,970
Less: undistributed earnings allocated to participating shares	—	(1,094)
Net income attributable to common stockholders	$16,761	$46,876

Adjusted net income attributable to Landsea Homes Corporation	$31,758	$92,569
Less: adjusted undistributed earnings allocated to participating shares	—	(2,111)
Adjusted net income attributable to common stockholders	$31,758	$90,458

Earnings per share
Basic	$0.43	$1.10
Diluted	$0.42	$1.09

Adjusted earnings per share
Basic	$0.81	$2.12
Diluted	$0.80	$2.11

Weighted shares outstanding
Weighted average common shares outstanding used in EPS - basic	39,402,507	42,768,269
Weighted average common shares outstanding used in EPS - diluted	39,549,035	42,943,871
(1)    Our tax-effected adjustments are based on our federal rate and a blended state rate adjusted for certain discrete items.

Net Debt to Total Capital
The following table presents the ratio of debt to capital as well as the ratio of net debt to total capital which is a non-GAAP financial measure. The ratio of debt to capital is computed as the quotient obtained by dividing total debt, net of issuance costs, by total capital (sum of total debt, net of issuance costs, plus total equity).
The non-GAAP ratio of net debt to total capital is computed as the quotient obtained by dividing net debt (which is total debt, net of issuance costs, less cash, cash equivalents, and restricted cash as well as cash held in escrow to the extent necessary to reduce the debt balance to zero) by total capital. The most comparable GAAP financial measure is the ratio of debt to capital. We believe the ratio of net debt to total capital is a relevant financial measure for investors to understand the leverage employed in our operations and as an indicator of our ability to obtain financing. We believe that by deducting our cash from our debt, we provide a measure of our indebtedness that takes into account our cash liquidity. We believe this provides useful information as the ratio of debt to capital does not take into account our liquidity and we believe that the ratio of net debt to total capital provides supplemental information by which our financial position may be considered.
See table below reconciling this non-GAAP measure to the ratio of debt to capital.

	September 30, 2023	December 31, 2022
	(dollars in thousands)
Total notes and other debts payable, net	$552,393	$505,422
Total equity	701,447	710,319
Total capital	$1,253,840	$1,215,741
Ratio of debt to capital	44.1%	41.6%

Total notes and other debts payable, net	$552,393	$505,422
Less: cash, cash equivalents, and restricted cash	133,491	123,634
Less: cash held in escrow	10,956	17,101
Net debt	407,946	364,687

Total capital	$1,253,840	$1,215,741
Ratio of net debt to total capital	32.5%	30.0%